Filed pursuant to Rule 424(b)(3)

Registration No. 333-267846

Prospectus Supplement No. 1

(To Prospectus dated January 24, 2023)

INTUITIVE MACHINES, INC.

This prospectus supplement updates, amends and supplements the prospectus dated January 24, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-267846) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on February 14, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our Class A common stock, par value $0.0001 per share (our “Class A Common Stock”), and warrants to purchase shares of our Class A Common Stock (our “Public Warrants”) are listed on the Nasdaq Stock Market LLC under the symbols “LUNR” and “LUNRW,” respectively. On March 15, 2023, the closing price of our Class A Common Stock was $13.72 per share and the closing price for our Public Warrants was $0.74 per warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2023

INTUITIVE MACHINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40823	98-1580204
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3700 Bay Area Blvd

Houston, TX 77058

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 520-3703

INFLECTION POINT ACQUISITION CORP.

34 East 51st Street, 5th Floor

New York, New York 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	LUNR	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A Common Stock, each at an exercise price of $11.50 per share	LUNRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to Current Report on Form 8-K/A is being filed with the Securities and Exchange Commission to correct a clerical error made in a previously filed Current Report on Form 8-K (the “Original 8-K”) filed by Intuitive Machines, Inc. (“Intuitive Machines”) on February 14, 2023. The contents of this Amendment No. 1 to Current Report on Form 8-K/A are identical to those of the previously filed Original 8-K, except for certain changes required to be made to exhibit 99.1.

INTRODUCTORY NOTE

Terms used in this Current Report on Form 8-K (this “Current Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Frequently Used Terms” and such definitions are incorporated herein by reference.

Domestication and Transactions

As previously announced, Intuitive Machines, Inc. (“Intuitive Machines”) (formerly Inflection Point Acquisition Corp. or “IPAX”), a Delaware corporation (prior to the Domestication, a Cayman Islands exempted company), entered into that certain Business Combination Agreement, dated as of September 16, 2022 (the “Business Combination Agreement”), by and among IPAX and Intuitive Machines, LLC, a Delaware limited liability company (formerly, a Texas limited liability company) (“Intuitive Machines OpCo”).

On February 10, 2023, as contemplated by the Business Combination Agreement and described in the section titled “The Business Combination Proposal” of the final prospectus and definitive proxy statement of IPAX, dated January 24, 2023 (the “Proxy Statement/Prospectus”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 24, 2023, IPAX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which IPAX was domesticated and continues as a Delaware corporation, changing its name to “Intuitive Machines, Inc.” (the “Domestication”).

Immediately prior to the Domestication, each of the then issued and outstanding Class B ordinary shares of IPAX, par value $0.0001 per share (each, a “Cayman Class B Share”), converted automatically, on a one-for-one basis, into a Class A ordinary share of IPAX, par value $0.0001 per share (each, a “Cayman Class A Share”). As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Cayman Class A Shares automatically converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Intuitive Machines (the “Intuitive Machines Class A Common Stock”); (2) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share automatically converted into a warrant to acquire one share of Intuitive Machines Class A Common Stock pursuant to the related warrant agreement (each warrant, an “Intuitive Machines Warrant”); and (3) each of the then issued and outstanding units of IPAX were canceled and each holder thereof was entitled to one share of Intuitive Machines Class A Common Stock and one-half of one Intuitive Machines Warrant per unit.

On February 13, 2023 (the “Closing Date”), as contemplated by the Business Combination Agreement and described in the Proxy Statement/Prospectus, Intuitive Machines and Intuitive Machines OpCo consummated the business combination contemplated by the Business Combination Agreement (the “Business Combination”) whereby (i) Intuitive Machines OpCo appointed Intuitive Machines as its managing member, (ii) Intuitive Machines issued or will issue to certain existing members of Intuitive Machines OpCo prior to the Business Combination, a number of shares of Intuitive Machines Class B Common Stock, par value $0.0001 per share, having one vote per share and no economic rights or Intuitive Machines Class C Common, par value $0.0001 per share, having three votes per share and no economic rights, in each case, equal to the number of common units of Intuitive Machines OpCo (“Intuitive Machines OpCo Common Units”) held by such person as of and on the Closing Date and (iii) Intuitive Machines contributed to Intuitive Machines OpCo an amount in cash (the “Available Closing Cash”) equal to the sum of (without duplication): (a) all amounts in the trust account of IPAX, less (x) amounts required for the redemptions of Cayman Class A Shares by shareholders of IPAX prior to the Business Combination and (y) transaction expenses of Intuitive Machines OpCo and IPAX, plus (b) the aggregate proceeds actually received by IPAX from the Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors (collectively, the “Series A Investors”), pursuant to which the Series A Investors purchased $26.0 million (the “Series A Investment”) of 10% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of Intuitive Machines (“Series A Preferred Stock”) and warrants exercisable to purchase shares of Intuitive Machines Class A Common Stock at an initial exercise price of $15.00 (the “Preferred Investor Warrants”), plus (c) all other cash and cash equivalents of IPAX, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on February 12, 2023 plus (d) the Founder Subscription Amount (as defined in the Business Combination Agreement) in exchange for the issuance by Intuitive Machines OpCo to Intuitive Machines (w) a number of Intuitive Machines OpCo Common Units equal to the number of shares of Intuitive Machines Class A Common Stock issued and outstanding as of the Closing Date, (x) a number of warrants of Intuitive Machines OpCo (the “Intuitive Machines OpCo Warrants”) equal to the number of Intuitive Machines Warrants issued and outstanding as of the Closing Date, (y) a number of Series A preferred units of Intuitive Machines (the “Series A Preferred Units”) equal to the number of shares of Series A Preferred Stock issued and outstanding as of the Closing Date and issued to the Series A Investors and (z) a number of Intuitive Machines OpCo preferred investor warrants (the “Intuitive Machines OpCo Preferred Investor Warrants”) equal to the number of Preferred Investor Warrants delivered to the Series A Investors on the Closing Date (together with the Domestication, the “Transactions”).

The foregoing description of the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”), and the full text of the A&R Operating Agreement (as defined below), which is attached hereto as Exhibit 10.2 to this Current Report, each of which is incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

Forward Purchase Agreement

On February 9, 2023, IPAX and Intuitive Machines OpCo entered into separate agreements (each, a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of Polar Multi-Strategy Master Fund (“Polar”) and The HGC Fund LP (“HGC” and, each of Polar and HCG, individually, a “Seller” and, together, the “Sellers”) for over-the-counter Equity Prepaid Forward Transactions (each, a “Forward Purchase Transaction” and, together, the “Forward Purchase Transactions”). Pursuant to the terms of the Forward Purchase Agreements, each Seller has separately agreed to hold a maximum of 1,250,000 of Cayman Class A Shares in connection with the closing of the Business Combination Agreement.

The foregoing description is qualified in its entirety by the text of the Forward Purchase Agreements which are included as Exhibit 10.10 and 10.11 to this Current Report and included in IPAX’s Form 8-K filed with the SEC on February 10, 2023. Exhibit 10.10, Exhibit 10.11 and IPAX’s Form 8-K filed with the SEC on February 10, 2023 are incorporated herein by reference.

Tax Receivable Agreement

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, Intuitive Machines entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with Intuitive Machines OpCo and certain members of Intuitive Machines OpCo (the “TRA Holders”). The material terms of the Tax Receivable Agreement are described in the section of the Proxy Statement/Prospectus titled “The Business Combination Agreement—Related Agreements—Tax Receivable Agreement.” The foregoing description is qualified in its entirety by the text of the Tax Receivable Agreement, which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

A&R Operating Agreement

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, Intuitive Machines and the other members of Intuitive Machines OpCo, together with Intuitive Machines OpCo, entered into the second amended and restated limited liability company agreement of Intuitive Machines OpCo (the “A&R Operating Agreement”), which, among other things, amended and restated the then existing limited liability agreement of Intuitive Machines OpCo and appointed Intuitive Machines as the managing member of Intuitive Machines OpCo. The material terms of the A&R Operating Agreement are described in the section of the Proxy Statement/Prospectus titled “The Business Combination Agreement—Related Agreements—Second A&R Operating Agreement.” The foregoing description is qualified in its entirety by the text of the A&R Operating Agreement, which is included as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Indemnification Agreements

In connection with the consummation of the Transactions, Intuitive Machines entered into indemnification agreements with each of its newly elected directors and executive officers. Each indemnification agreement provides for indemnification and advancement by Intuitive Machines of certain expenses and costs relating to claims, suits, or proceedings arising from service to Intuitive Machines or, at its request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Lock-Up Agreements

Sponsor Lock-Up Agreement

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, the Sponsor, Michael Blitzer and Intuitive Machines entered into the Sponsor Lock-Up Agreement (“Sponsor Lock-Up Agreement”). The material terms of the Sponsor Lock-Up Agreement are described in the section of the Proxy Statement/Prospectus titled “The Business Combination Agreement—Related Agreements—Sponsor Lock-Up Agreement.” The foregoing description is qualified in its entirety by the text of the Sponsor Lock-Up Agreement, which is included as Exhibit 10.4 to this Current Report and is incorporated herein by reference.

Intuitive Machines Lock-Up Agreement

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, Intuitive Machines entered into the Intuitive Machines Lock-Up Agreement (“Intuitive Machines Lock-Up Agreement”) with the directors, officers and certain shareholders of Intuitive Machines. The material terms of the Intuitive Machines Lock-Up Agreement are described in the section of the Proxy Statement/Prospectus titled “The Business Combination Agreement—Related Agreements—Intuitive Machines Lock-Up Agreement.” The foregoing description is qualified in its entirety by the text of the Intuitive Machines Lock-Up Agreement, which is included as Exhibit 10.5 to this Current Report and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, Intuitive Machines, the Sponsor, certain shareholders of Intuitive Machines and the Series A Investors entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”). The material terms of the A&R Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus titled “The Business Combination Agreement—Related Agreements—A&R Registration Rights Agreement.” The foregoing description is qualified in its entirety by the text of the A&R Registration Rights Agreement, which is included as Exhibit 10.6 to this Current Report and is incorporated herein by reference.

Subscription Agreements

On February 13, 2023, Intuitive Machines and Intuitive Machines OpCo entered into subscription agreements with certain legacy investors in Intuitive Machines OpCo (the “SAFE Investors”) that held simple agreements for future equity (“SAFEs”) of Intuitive Machines OpCo, pursuant to which, among other things, the SAFE Investors contributed the SAFEs to Intuitive Machines and, in exchange for such contribution, Intuitive Machines issued an aggregate of 2,066,666 shares of Intuitive Machines Class A Common Stock to the SAFE Investors (the “SAFE Exchange”). Immediately following the consummation of the SAFE Exchange, Intuitive Machines and Intuitive Machines OpCo exchanged all of the SAFEs received by Intuitive Machines in the SAFE Exchange for 2,066,666 Intuitive Machines OpCo Common Units in a recapitalization of the SAFEs in order to maintain a one-to-one ratio of the Intuitive Machines OpCo Common Units owned by Intuitive Machines and the number of outstanding shares of Intuitive Machines Class A Common Stock in accordance with the A&R Operating Agreement.

Intuitive Machines Incentive Plan

The information set forth under Item 5.02 of this Current Report is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note—Domestication and Transactions” above is incorporated into this Item 2.01 by reference.

An extraordinary general meeting of IPAX stockholders was held on February 8, 2023 (the “Extraordinary General Meeting”), where the IPAX stockholders considered and approved, among other matters, a proposal to approve the entry into the Business Combination Agreement and consummate the Transactions contemplated thereby.

Prior to the Extraordinary General Meeting, 27,481,818 holders of IPAX Class A Ordinary Shares exercised their right to redeem those shares for cash at a price of approximately $10.1843 per share, for an aggregate of $279,884,313.81 (the “Redemptions”). As previously announced, on February 9, 2023, IPAX and Intuitive Machines OpCo entered into separate agreements Forward Purchase Agreements with each of Polar Multi-Strategy Master Fund (“Polar”) and The HGC Fund LP (“HGC” and, each of Polar and HCG, individually, a “Seller” and, together, the “Sellers”) for over-the-counter Equity Prepaid Forward Transactions, pursuant to which each Seller agreed to hold, and waive any redemption rights with respect to, a maximum of 1,250,000 Cayman Class A Shares in connection with the closing of the Business Combination. Each Seller, acting separately and solely for its own account, was entitled to (i) reverse its previous election to redeem its Cayman Class A Shares in connection with the Business Combination or (ii) purchase Cayman Class A Shares through a broker in the open market from holders of Cayman Class A Shares (other than IPAX), including from holders who had previously elected to redeem their Cayman Class A Shares in connection with the Business Combination, such that, in the aggregate, such Seller owned up to 1,250,000 Cayman Class A Shares as of the Closing Date.

After giving effect to the Redemptions and the transactions contemplated by the Forward Purchase Agreements, there were 13,736,932 shares of Intuitive Machines Class A Common Stock and 23,332,500 Intuitive Machines Warrants outstanding. Upon the consummation of the Transactions as of the open of business on February 13, 2023, IPAX’s ordinary shares, warrants and units ceased trading on the Nasdaq Stock Market LLC (“Nasdaq”), and Intuitive Machines Class A Common Stock and Intuitive Machines Warrants began trading on the Nasdaq on February 14, 2023 under the symbols “LUNR” and “LUNRW,” respectively. Immediately after giving effect to the consummation of the Transactions, (1) IPAX’s public shareholders owned approximately 3.2% of the outstanding Intuitive Machines’ common stock, (2) members of Intuitive Machines OpCo (without taking into account any public shares held by Intuitive Machines) owned approximately 83.2% of the outstanding Intuitive Machines common stock and (3) the Sponsor and their related parties collectively owned approximately 13.6% of the outstanding Intuitive Machines common stock.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as IPAX was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Transactions, and as discussed below in Item 5.06 of this Report, Intuitive Machines has ceased to be a shell company. Accordingly, Intuitive Machines is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Transactions, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations of our businesses. These statements are based on the beliefs and assumptions of Intuitive Machines’ management. Intuitive Machines believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Intuitive Machines cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this Current Report and in any document incorporated by reference in the Proxy Statement/Prospectus may include, for example, statements about Intuitive Machines OpCo prior to the consummation of the Transactions and Intuitive Machines following the consummation of the Transactions, including:

●	the ability of Intuitive Machines to realize the benefits expected from the Business Combination Agreement;

●	the ability to maintain the listing of Intuitive Machines Class A Common Stock on Nasdaq;

●	the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

●	the future financial performance of Intuitive Machines following the Business Combination;

●	Intuitive Machines’ ability to retain or recruit, or to effect changes required in, its officers, key employees or directors following the Business Combination;

●	changes in the market for Intuitive Machines’ products and services and Intuitive Machines’ ability to effectively compete in the space industry following the Business Combination; and

●	Intuitive Machines’ ability to comply with laws and regulations applicable to its business.

These forward-looking statements are based on information available as of the date of this Current Report and Intuitive Machines’ management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Intuitive Machines and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Intuitive Machines management teams’ views as of any subsequent date. Intuitive Machines does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Business

Intuitive Machines’ business is described in the Proxy Statement/Prospectus in the section titled “Information About Intuitive Machines,” which is incorporated herein by reference.

Risk Factors

The risks associated with Intuitive Machines’ business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors,” which is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intuitive Machines,” which is incorporated herein by reference.

Quantitative and Qualitative Disclosures about Market Risk

Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intuitive Machines—Quantitative and Qualitative Disclosures About Market Risk,” which is incorporated herein by reference.

Properties

Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the section titled “Information About Intuitive Machines—Facilities,” which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth beneficial ownership of Intuitive Machines common stock following the consummation of the Transactions by:

●	each person who is known to be the beneficial owner of more than 5% of shares of Intuitive Machines common stock;

●	each of Intuitive Machines’ current named executive officers and directors; and

●	all current executive officers and directors of Intuitive Machines as a group.

The information below is based on an aggregate of 18,070,265 shares of Intuitive Machines Class A Common Stock, 10,566 shares of Intuitive Machines Class B Common Stock and 68,140,188 shares of Intuitive Machines Class C Common Stock issued and outstanding as of the consummation of the Transactions. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days. Voting power represents the combined voting power of shares of Intuitive Machines Class A Common Stock, Intuitive Machines Class B Common Stock and Intuitive Machines Class C Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Intuitive Machines Class A Common Stock, Intuitive Machines Class B Common Stock and Intuitive Machines Class C Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval and holders of Intuitive Machines Class C Common Stock are entitled to three votes per share on all matters submitted to the stockholders for their vote or approval.

Unless otherwise indicated, Intuitive Machines believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% of Ownership	Number of Shares of Class B Common Stock	% of Ownership	Number of Shares of Class C Common Stock	% of Ownership	Number of Shares of Class A, Class B and Class C Common Stock	% of Total Voting Power
5% Holders
Guy Shanon(2)(3)	21,626,250	51.5	—	—	—	—	21,626,250	8.8
Inflection Point Holdings LLC(3)	15,088,750	35.9	—	—	—	—	15,088,750	6.1
Kingstown Capital Management, LP(2)(3)	21,626,250	51.5	—	—	—	—	21,626,250	8.8
Kingstown Management GP, LLC(2)(3)	21,626,250	51.5	—	—	—	—	21,626,250	8.8
Directors and Executive Officers of Intuitive Machines
Stephen Altemus(4)(8)	—	—	—	—	15,994,866	23.5	15,994,866	19.5
Kamal Ghaffarian(5)(8)	520,834	1.2			42,015,518	61.7	42,536,352	51.4
Timothy Crain(6)(8)	—	—	—	—	10,129,804	14.9	10,129,804	12.3
Erik Sallee(7)(8)	—	—	—	—	—	—	—	—
Michael Blitzer	21,626,250	51.5	—	—	—	—	21,626,250	8.8
Lieutenant General William Liquori	—	—	—	—	—	—	—	—
Robert Masson	—	—	—	—	—	—	—	—
All directors and executive officers as a group (7 individuals)

*	Less than one percent

(1) Unless otherwise noted, the business address of each of those listed in the table above is c/o Intuitive Machines, LLC, 3700 Bay Area Blvd, Houston, TX 77058.

(2) Inflection Point Holdings LLC, is the record holder of such shares. Kingstown Capital Management, L.P. (“KCM”) is the manager of Inflection Point Holdings LLC and shares voting and investment discretion with respect to the Inflection Point Ordinary Shares held of record by Inflection Point Holdings LLC. Kingstown Management GP LLC (“KMGP”) is the general partner of KCM and shares voting and investment discretion with respect to the Inflection Point Ordinary Shares held of record by Inflection Point Holdings LLC. Michael Blitzer and Guy Shanon are the Managing Members of KMGP and share voting and investment discretion with respect to the Inflection Point Ordinary Shares held of record by Inflection Point Holdings LLC. Each of KMGP, KCM, Michael Blitzer and Guy Shanon disclaims any beneficial ownership of the securities held by Inflection Point Holdings LLC other than to the extent of any pecuniary interest it or he, as applicable, may have therein, directly or indirectly. The principal business office of Kingstown Capital Management and Kingstown Management GP, LLC is c/o Inflection Point Acquisition Corp., 34 East 51st Street, 5th Floor, New York, New York 10022.

(3) Inflection Point Holdings LLC and Kingstown 1740 are the record holders of such shares. KCM is the manager of Inflection Point Holdings LLC and the investment manager of Kingstown 1740. KMGP is the general partner of KCM. Kingstown Capital Partners LLC (“KCP”) is the general partner of Kingstown 1740. Mr. Blitzer and Mr. Shanon are the managing members of KMGP and KCP. KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon share voting investment discretion with respect to the securities held by Inflection Point Holdings LLC and Kingstown 1740. Each of KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon disclaims beneficial ownership over any securities directly held by Inflection Point Holdings LLC and Kingstown 1740 other than to the extent of its/his respective pecuniary interest therein, directly or indirectly. Such amounts consist of the (A) the following securities owned by the Inflection Point Holdings LLC (i) 8,243,750 shares of Intuitive Machines Class A Common Stock received in exchange for the Inflection Point Class A Ordinary Shares issued upon conversion of the Founder Shares, (ii) 6,845,000 shares of Intuitive Machines Class A Common Stock underlying 6,845,000 Intuitive Machines Warrants and which will be exercisable within 60 days of the Closing Date and (B) the following securities owned by Kingstown 1740 (i) 2,900,000 shares of Intuitive Machines Class A Common Stock, (ii) 1,450,000 shares of Intuitive Machines Class A Common Stock underlying Intuitive Machines Warrants and which will be exercisable within 60 days of the Closing Date, (iii) 1,750,000 shares of Intuitive Machines Class A Common Stock issuable upon conversion of 21,000 shares of Series A Preferred Stock at the initial conversion price that Kingstown 1740 has committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Certificate of Designation) and (iv) 437,500 shares of Intuitive Machines Class A Common Stock issuable upon exercise of Preferred Investor Warrants that Kingstown 1740 committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Preferred Investor Warrant). The principal business office of Inflection Point Holdings LLC is c/o Inflection Point Acquisition Corp., 34 East 51st Street, 5th Floor, New York, New York 10022.

(4) Reflects 15,994,866 Intuitive Machines OpCo Common Units and a corresponding number of shares of Intuitive Machines Class C Common Stock held of record by a revocable trust of which Mr. Altemus is a trustee and exercises investment discretion.

(5) Consists of (i) 1,954,313 Intuitive Machines OpCo Common Units and a corresponding number of shares of Intuitive Machines Class C Common Stock held of record by GM Enterprises, LLC, (ii) 1,344,496 Intuitive Machines OpCo Common Units and a corresponding number of shares of Intuitive Machines Class C Common Stock held of record by Intuitive Machines KG Parent, LLC and (iii) 38,716,709 Intuitive Machines OpCo Common Units and a corresponding number of shares of Intuitive Machines Class C Common Stock held of record by Ghaffarian Enterprises, LLC. Dr. Ghaffarian may also be deemed to beneficially own (i) 416,667 shares of Intuitive Machines Class A Common Stock issuable upon conversion of 5,000 shares of Series A Preferred Stock at the initial conversion price that Ghaffarian Enterprises, LLC committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Certificate of Designation) and (ii) 104,167 shares of Intuitive Machines Class A Common Stock issuable upon exercise of Preferred Investor Warrants that Ghaffarian Enterprises, LLC has committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Preferred Investor Warrant). Dr. Kamal Ghaffarian is the sole trustee of a revocable trust, which is the sole member of each of Ghaffarian Enterprises, LLC, GM Enterprises, LLC and Intuitive Machines KG Parent, LLC. As a result, Dr. Ghaffarian may be deemed to share beneficial ownership of the securities reported herein, but disclaims beneficial ownership. The principal business office of Dr. Kamal Ghaffarian is 5937 Sunnyslope Drive, Naples, FL 34119. The principal business office of each of Ghaffarian Enterprises, LLC, GM Enterprises, LLC and Intuitive Machines KG Parent, LLC is 801 Thompson Avenue, Rockville MD 20852.

(6) Reflects 10,129,804 Intuitive Machines OpCo Common Units and a corresponding number of shares of Intuitive Machines Class C Common Stock.

(7) Mr. Sallee may be deemed to beneficially own 55,624 Intuitive Machines OpCo Common Units and a corresponding number of shares of Intuitive Machines Class B Common Stock issuable upon the exercise of stock options that vest within 60 days of the Closing Date.

(8) Each Intuitive Machines OpCo Common Unit, when paired with one share of Intuitive Machines Class B Common Stock or one share of Intuitive Machines Class C Common Stock, will be exchangeable, in tandem with the cancellation of the paired share of Intuitive Machines Class B Common Stock or share of Intuitive Machines Class C Common Stock, for one share of Intuitive Machines Class A Common Stock. After the expiration of the Lock-Up Period, holders of Intuitive Machines OpCo Common Units will be permitted to exchange such Intuitive Machines OpCo Common Units (along with the cancellation of the paired share of Intuitive Machines Class B Common Stock or share of Intuitive Machines Class C Common Stock) for shares of Intuitive Machines Class A Common Stock on a one-for-one basis pursuant to the A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the election of Intuitive Machines (determined by a majority of the directors of Intuitive Machines who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Directors and Executive Officers

Upon the consummation of the Transactions, and in accordance with the terms of the Business Combination Agreement, each executive officer of IPAX prior to the consummation of the Transactions ceased serving in such capacities, and Paula Sutter, Guy Shanon, Michael Blitzer, Nicholas Shekerdemian and Erin Clift ceased serving on IPAX’s board of directors (the “Board”).

On February 13, 2023, Stephen Altemus, Michael Blitzer, Lieutenant General William Liquori and Robert Masson were appointed as directors of Intuitive Machines, to serve until the end of their respective terms and until their successors are elected and qualified. Dr. Kamal Ghaffarian was appointed as Chairman of the Board.

On February 13, 2023, Stephen Altemus was appointed as Intuitive Machines’ Chief Executive Officer, Erik Sallee was appointed as Intuitive Machines’ Chief Financial Officer, and Timothy Crain was appointed as Intuitive Machines’ Chief Technology Officer.

Reference is also made to the disclosure described in the Proxy Statement/Prospectus in the section titled “Director Election Proposal” and “Management of New Intuitive Machines Following the Business Combination” for biographical information about each of the directors and officers, following the Transactions, which is incorporated herein by reference. Additionally, interlocks and insider participation information regarding Intuitive Machines’ executive officers is described in the Proxy Statement/Prospectus in the section titled “Management of Intuitive Machines Following the Business Combination—Compensation Committee Interlocks and Insider Participation” and that information is incorporated herein by reference.

Director Independence

The Board has determined that each of Michael Blitzer, Lieutenant General William Liquori, and Robert Masson is deemed to be an independent director within the meaning of the listing rules of Nasdaq.

Executive & Director Compensation

The executive and director compensation of Intuitive Machines’ named executive officers is described in the Proxy Statement/Prospectus in the section titled “Executive and Director Compensation of Intuitive Machines” and that information is incorporated herein by reference.

Committees of the Board of Directors

Effective as of immediately prior to the Closing, the standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”).

Effective as of immediately prior to the Closing, the Board appointed Lieutenant General William Liquori, Michael Blitzer, and Robert Masson to serve on the Audit Committee, with Mr. Masson, as the chairperson and qualifying as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K. The Board appointed Robert Masson and Michael Blitzer to serve on the Compensation Committee, with Mr. Blitzer as the chairperson, and the Board appointed Dr. Kamal Ghaffarian and Stephen Altemus to serve on the Nominating Committee, with Stephen Altemus as the chairperson.

Certain Relationships and Related Party Transactions

Certain relationships and related party transactions of Intuitive Machines are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions” and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About Inflection Point—Legal Proceedings” and “Information About Intuitive Machines—Legal Proceedings,” which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of Intuitive Machines Class A Common Stock and Intuitive Machines Warrants began trading on Nasdaq under the symbols “LUNR” and “LUNRW”, respectively, on February 14, 2023. Intuitive Machines has not paid any cash dividends on its shares of common stock to date. It is the present intention of the Board to retain all earnings, if any, for use in Intuitive Machines’ business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon Intuitive Machines’ revenues and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of Intuitive Machines to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

As of February 13, 2023, following the completion of the Transactions, there were 23,332,500 Intuitive Machines Warrants, 18,070,265 shares of Intuitive Machines Class A Common Stock, 10,566 shares of Intuitive Machines Class B Common Stock and 68,140,188 shares of Intuitive Machines Class C Common Stock outstanding. Intuitive Machines has reserved a total of 12,706,811 shares of Intuitive Machines Class A Common Stock for issuance pursuant to the Intuitive Machines Incentive Plan (as defined below), subject to certain adjustments set forth therein. However, because many of the shares of Intuitive Machines Class A Common Stock and Intuitive Machines Warrants are held by brokers and other institutions on behalf of stockholders, Intuitive Machines believes there are substantially more beneficial holders of Intuitive Machines Class A Common Stock and Intuitive Machines Warrants than record holders.

Information respecting Intuitive Machines securities are described in the Proxy Statement/Prospectus in the section titled “Market Price and Dividend Information” and “Description of New Intuitive Machine’ Securities” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

The information set forth under Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Description of Registrant’s Securities to Be Registered

The description of Intuitive Machines’ securities is contained in the Proxy Statement/Prospectus in the section titled “Description of New Intuitive Machines Securities” and is incorporated herein by reference.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 3.02. Unregistered Sales of Equity Securities.

Transaction Consideration

The information set forth in the “Introductory Note” and in Item 1.01 of this Current Report on Form 8-K under the caption “Subscription Agreements” is incorporated into this Item 3.02 by reference.

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, Intuitive Machines issued and sold 2,166,667 shares of Series A Preferred Stock and 541,667 Preferred Investor Warrants to the Series A Investors for aggregate consideration of $26,000,000, as further described in the disclosure set forth under the Introductory Note above.

The Series A Preferred Stock will be convertible into shares of Intuitive Machines Class A Common Stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Convertible Preferred Stock (the “Certificate of Designation”) to be adopted by the IPAX board following the Domestication and immediately prior to the Closing. The Certificate of Designation is included as Exhibit 3.3 to this Current Report and is incorporated herein by reference.

Intuitive Machines issued the foregoing shares of Series A Preferred Stock and Preferred Investor Warrants in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 3.03. Material Modification to Rights of Security Holders.

On February 10, 2023, in connection with the Domestication, Intuitive Machines filed the Certificate of Incorporation with the Secretary of State of the State of Delaware. The material terms of the Certificate of Incorporation and Intuitive Machines’ bylaws (the “Bylaws”) and the general effect upon the rights of holders of Intuitive Machines’ capital stock are discussed in the Proxy Statement/Prospectus in the sections titled “The Domestication Proposal” and “The Organizational Documents Proposals,” which are incorporated by reference herein.

Item 4.01. Change in Registrant’s Certifying Accountant.

For accounting purposes, the transactions contemplated by the Business Combination Agreement are treated as a reverse capitalization and, as such, the historical financial statements of the accounting acquirer, Intuitive Machines OpCo which have been audited by Grant Thornton LLP, will become the historical financial statements of Intuitive Machines. In a reverse capitalization, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse capitalization is completed.

(a) Dismissal of independent registered public accounting firm.

On February 13, 2023, the Audit Committee dismissed Marcum LLP (“Marcum”), IPAX’s independent registered public accounting firm prior to consummation of the Transactions, as Intuitive Machines’ independent registered public accounting firm effective immediately following the filing of Intuitive Machines’ annual report on Form 10-K for the year ended December 31, 2022, which will include the required audited financial statements of Intuitive Machines for the year ended December 31, 2022, consisting only of the accounts of pre-Business Combination special purpose acquisition company, IPAX.

The report of Marcum on IPAX’s financial statements as of December 31, 2021 and for the period from January 27, 2021 (inception) through December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about IPAX’s ability to continue as a going concern.

During the period from January 27, 2021 (inception) through December 31, 2021 and subsequent interim period through February 13, 2023, there were no disagreements between IPAX and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on IPAX’s financial statements for such period.

During the period from January 27, 2021 (inception) through December 31, 2021, and subsequent interim period through February 13, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act). Intuitive Machines has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish Intuitive Machines with a letter addressed to the SEC stating whether it agrees with the statements made by Intuitive Machines set forth above. A copy of Marcum’s letter, dated February 14, 2023, is filed as Exhibit 16.1 to this Report.

(b) Disclosures regarding the appointment of new independent registered public accounting firm.

On February 13, 2023, the Audit Committee approved the engagement of Grant Thornton LLP as Intuitive Machines’ independent registered public accounting firm to audit Intuitive Machines’ consolidated financial statements for the year ending December 31, 2023, effective immediately following the filling of Intuitive Machines’ annual report on Form 10-K for the year ended December 31, 2022. Grant Thornton LLP served as the independent registered public accounting firm for Intuitive Machines OpCo prior to the consummation of the Transactions. During the period from January 27, 2021 (inception) through December 31, 2021 and subsequent interim period through February 13, 2023, neither Intuitive Machines nor anyone on Intuitive Machines’ behalf consulted with Grant Thornton LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was either the subject of a disagreement or a reportable event (each as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Item 5.01. Changes in Control of Registrant.

The information set forth above in the section titled “Directors and Executive Officers” in Item 2.01 to this Current Report on Form 8-K is incorporated in this Item 5.02 by reference. See also the section of the Proxy Statement/Prospectus titled “Executive and Director Compensation of Intuitive Machines” for a description of compensation arrangements with Intuitive Machines’ executives and directors, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officers and Directors

The information set forth above in the section titled “Directors and Executive Officers” in Item 2.01 to this Current Report on Form 8-K is incorporated in this Item 5.02 by reference. See also the section of the Proxy Statement/Prospectus titled “Executive and Director Compensation of Intuitive Machines” for a description of compensation arrangements with Intuitive Machines’ executives and directors, which is incorporated herein by reference.

Intuitive Machines Incentive Plan

On February 13, 2023, in connection with the consummation of the Transactions, Intuitive Machines adopted the Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan (the “Intuitive Machines Incentive Plan”) under which Intuitive Machines and its affiliates may grant cash and equity incentive awards to its eligible service providers in order to attract and retain key personnel.

Certain current employees, directors, advisors or consultants, or prospective employees, directors, or consultants who have accepted offers of employment or consultancy, of Intuitive Machines or its affiliates, including Intuitive Machines OpCo, are eligible to participate in the Intuitive Machines Incentive Plan. The Intuitive Machines Incentive Plan is administered by a compensation committee of at least two people appointed by the Intuitive Machines (or, if no such committee has been appointed, the Board), which may delegate its duties and responsibilities to one or more officers of Intuitive Machines or any affiliate (referred to collectively as the “plan administrator”), subject to the limitations imposed under the Intuitive Machines Incentive Plan and applicable laws. The plan administrator has the authority to take all actions and make all determinations under the Intuitive Machines Incentive Plan, to interpret the Intuitive Machines Incentive Plan and award agreements, and to establish, amend, suspend, or waive any rules and regulation for proper administration of the Intuitive Machines Incentive Plan as it deems necessary or advisable. The plan administrator also has the authority to determine which eligible participants receive awards, grant awards, and set the terms and conditions of all awards under the Intuitive Machines Incentive Plan, including any vesting provisions, subject to the conditions and limitations in the Intuitive Machines Incentive Plan.

Intuitive Machines has reserved a total of 12,706,811 shares of Intuitive Machines Class A Common Stock for issuance pursuant to the Intuitive Machines Incentive Plan and the maximum number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Intuitive Machines Incentive Plan is 12,706,811, in each case, subject to certain adjustments set forth therein. The foregoing share limits under the Intuitive Machines Plan are, in each case, subject to certain adjustments set forth therein.

The information set forth in the section entitled “The Incentive Plan Proposal” of the Proxy Statement/Prospectus is incorporated herein by reference. The foregoing description of the Intuitive Machines Incentive Plan and the information incorporated by reference in the preceding sentence does not purport to be complete and is qualified in its entirety by the terms and conditions of the Intuitive Machines Incentive Plan and applicable form of restricted stock unit award agreement, which are incorporated by reference to this Current Report as Exhibit 10.7 and 10.8.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Transactions, IPAX ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections titled “The Business Combination Proposal” and “The Domestication Proposal,” which are incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 2.01 of this Current Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements of Intuitive Machines as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021, and as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, are set forth in the Proxy Statement/Prospectus and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of IPAX and Intuitive Machines OpCo as of September 30, 2022 and for the year ended December 31, 2021 and the nine months ended September 30, 2022 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description
2.1**+	Business Combination Agreement, dated as of September 16, 2022, by and between Inflection Point Acquisition Corp. and Intuitive Machines, LLC (incorporated by reference to Exhibit 2.1 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

3.1	Certificate of Incorporation of Intuitive Machines, Inc.

3.2	By-Laws of Intuitive Machines, Inc.

3.3	Certificate of Designation relating to the 10.0% Series A Cumulative Convertible Preferred Stock.

4.1+	Warrant Agreement (incorporated by reference to Exhibit 4.1 of Inflection Point’s Current Report on Form 8-K, filed with the SEC on September 24, 2021).

4.2+	Specimen Class A Common Stock Certificate of Intuitive Machines, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

4.3+	Specimen Warrant Certificate of Intuitive Machines, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

10.1	Tax Receivable Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc., Intuitive Machines, LLC, the TRA Parties and other persons from time to time party thereto.

10.2	Second A&R Operating Agreement of Intuitive Machines, LLC, dated February 13, 2023.

10.3	Form of Indemnification Agreements, dated February 13, 2023 between Intuitive Machines, Inc. and each of its officers and directors

10.4	Sponsor Lock-Up Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc., Inflection Point Holdings LLC and the Securityholders.

10.5	Intuitive Machines Lock-Up Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc., Inflection Point Holdings LLC and the Securityholders.

10.6	Amended and Restated Registration Rights Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc. and each of the shareholders of Intuitive Machines, Inc. identified on the signature pages thereto.

10.7	Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan.

10.8	Form Restricted Stock Unit Award Agreement (under Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan).

10.9	Intuitive Machines, Inc. Non-Employee Director Compensation Program.

10.10	Forward Purchase Agreement, dated February 9, 2023, by and among IPAX, Intuitive Machines OpCo, and Polar.

10.11	Forward Purchase Agreement, dated February 9, 2023, by and among IPAX, Intuitive Machines OpCo, and HGC.

16.1	Letter from Marcum LLP to the SEC, dated February 14, 2023.

99.1	Unaudited pro forma condensed combined financial information of IPAX and Intuitive Machines OpCo as of September 30, 2022 and for the year ended December 31, 2021 and the nine months ended September 30, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

**	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2023	INTUITIVE MACHINES, INC.

	By:	/s/ Erik Sallee
	Name:	Erik Sallee
	Title:	Chief Financial Officer